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                                                                   Exhibit 99

                                  PRESS RELEASE

             HICKORY TECH CORPORATION ADOPTS SHAREHOLDER RIGHTS PLAN

Mankato, MN- Hickory Tech Corporation (NASDAQ: HTCO) announced that its Board of Directors has adopted a Shareholders Rights Plan. The ten-year Shareholder Rights Plan gives each shareholder the right to purchase shares of a newly authorized series of preferred stock in the event that a tender offer for the company is announced, or an acquirer purchases at least 15 percent of the common stock of HTC.

"A Shareholder Rights Plan encourages any prospective buyer to negotiate with our Board," said Robert D. Alton, Chairman and Chief Executive Officer of HTC. "Our Board has adopted the plan to protect the long-term interests of the Company's shareholders," Alton said.

The rights become exercisable by existing shareholders only following the acquisition by a buyer, without prior approval of the HTC Board, of 15 percent or more of HTC's common stock, or following the announcement of a tender offer for 15 percent or more of the common stock. After any acquirer purchases at least 15 percent of the outstanding common stock, HTC shareholders other than the acquirer could then purchase HTC common stock at a 50-percent discount from market price, rendering any hostile takeover prohibitively expensive for a would-be acquirer.

"Although we would be surprised if any prospective buyer chose to acquire a telecommunications company without negotiating with the Board, we have decided to add this measure to protect against those who may not understand our industry," Alton said.

The new purchase rights will attach to all HTC common shares outstanding at the close of business on March 12, 1999. There will be no rights certificates issued unless the above-mentioned conditions are met. The rights are not currently exercisable and possess no current value. The distribution is not taxable to shareholders. The rights expire on March 12, 2009.

Mr. Alton said, "Shareholders Rights Plans are common in our industry. We have studied merits of a plan for over a year, and are convinced it assures all of our shareholders fair treatment."

Hickory Tech Corporation is a diversified communications holding company located in Mankato, Minnesota. HTC is in its 101tst year of operations with its roots in the local telephone exchange business. From this base, it has expanded into billing and data processing, and communications products and services, all oriented around the telephone industry. The NASDAQ symbol is HTCO. The Internet home page address is: http://www.hickorytech.com


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